EXHIBIT 8
                                  November 13, 1995




          UMB Financial Corporation
          1010 Grand Avenue
          Kansas City, Missouri  64106

               Re:  Registration Statement on Form S-3
                    for UMB Financial Corporation

          Ladies and Gentlemen:

               We have acted as counsel to UMB Financial Corporation, a Missouri corporation (the "Company"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of 300,000 shares (the "Registered Shares") of the













          Company's common stock, $1.00 par value (the "Common Stock"), in connection with the Dividend Reinvestment and Employee Direct Stock Purchase Plan (the "Plan"). We are rendering this opinion pursuant to Item 16 of Form S-3 and Item 601 of Regulation S-K promulgated by the Commission.

               In  connection with rendering this opinion, we have examined
          and  relied  without  investigation   upon  the  following   (the
          "Operative Documents"):

               (a) The Plan adopted by the Company's Board of Directors on July 14, 1995;

               (b) The Registration Statement expected to be filed on November 13, 1995;

               (c)  The Company's Articles of  Incorporation and Bylaws, as
                    amended,  and  the  minutes  of  applicable  Board   of
                    Director meetings and shareholder meetings; and

               (d) Such documents, certificates and records of public officials and the Company and its officers and other documents and legal matters as we have deemed necessary for the purpose of rendering this opinion.

               Based on the foregoing, subject to the qualifications and limitations set forth herein, and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the Plan is operated in accordance with the terms thereof, we are of the opinion that:

                    (1) Plan Participants will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the cash dividend (before deduction of any required income tax withholding) the participant would have received in the absence of reinvestment of the dividend. Section 301 of the Internal Revenue Code of 1986, as amended ("Code"). The basis of shares acquired pursuant to the Plan for federal income tax purposes will be equal to their purchase price as described in the Plan. Section 1012 of the Code.

                    (2) A Plan Participant will not recognize taxable income upon receipt of certificates for whole shares credited to its account through (i) a request for such certificates, (ii) withdrawal from the Plan, or (iii) termination of the Plan. However, Plan Participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged in a taxable transaction.
               Section 1001 of the Code. Plan Participants will also recognize gain or loss when they receive a cash payment for a fractional share upon termination of participation in the Plan or termination of the Plan by the Company. Rev. Rul. 66-365, 1966-2 C.B. 116. Gain or loss will be computed by comparing the amount received for such shares and the tax basis of such  shares in the hands of  the Plan Participant.
               Section 1001 of the Code.

               This Opinion is subject to the following assumptions (in addition to the other assumptions set forth herein), exceptions, qualifications and limitations:

               (a) Each of the assumptions set forth in Paragraph 4 of the Legal Opinion Accord of the ABA Section of Business Law
                    (1991) (the "Accord"). Except to the extent expressly provided for in this Opinion, however, this Opinion does not adopt, and is not governed by, the Accord.

               (b) In rendering this Opinion, we have relied without investigation on the representations, warranties, covenants and agreements of the Company, and we have assumed without investigation that such representations, warranties, covenants and agreements were accurate, complete and fair, and contained no omission of material facts, both on the date made and on and as of the date of this Opinion as though made on the date hereof, and that each of such parties has complied with, performed or satisfied such representations, warranties, covenants, and agreements on their part required to be complied with, performed or satisfied on or before the date hereof.

               Other than the addressee, who is hereby authorized to rely on this Opinion, no one is entitled to rely on this Opinion.

               The opinion set forth in this letter is based upon the applicable provisions of the Code as in effect on the date hereof, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "Service") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change at any time without notice and possibly with retroactive effect with respect to completed transactions. This letter only constitutes our opinion, which is not binding upon the Service or the courts, and no assurance can be given that the conclusions reached therein would be sustained by a court if contested.

               This opinion is given as of the date hereof and we render no opinion and disclaim any obligation to revise or supplement this opinion based on any change in applicable law or any factual matter that occurs or comes to our attention after the date hereof.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,

                                   /s/ WATSON & MARSHALL L.C.

          sk